UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2022

Commission File Number: 000-56142

Everything Blockchain, Inc.
(Exact name of registrant as specified in charter)

Delaware	82-1091922
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

12574 Flagler Center Blvd, Suite 101 Jacksonville, FL	32258
(Address of principal executive offices)	(Zip Code)

 (904) 454-2111

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

As used in this report, the terms “Company,” “our company,” “us,” “Everything Blockchain”, “we” and “our” refer to Everything Blockchain, Inc. unless the context requires otherwise

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

a) Resignation of Eric C. Jaffe

On July 31, 2022, Eric C. Jaffe resigned as Chief Executive Officer of Everything Blockchain Inc. (the “Company”), effective immediately. Mr. Jaffe’s resignation was due to health concerns, not the result of any disagreement between him and the Company, Board of Directors or any committee of the Board of Directors of the Company on any matter.

Mr. Jaffe will continue in his position as a Director of the Company.

b) Appointment of Toney E. Jennings

On July 31, 2022, Michael W. Hawkins, Chairman of the Board of Everything Blockchain, Inc., appointed Toney E. Jennings as the Interim Chief Executive Officer of the Company.

Mr. Jennings will also continue to serve as the Company’s Chief Operating Officer, a position he has held since July 31, 2021. Mr. Jennings is a cybersecurity pioneer that has been leading teams in the cybersecurity and information technology fields for over 30 years. Prior to his involvement in developing of the world’s first Zero Trust Data Platform, he was CEO of Encryptics, Inc., which developed rights-managed data encryption and protection solutions. He was also Chairman of SignaCert, Inc., having purchased the IP and assets from Harris Corporation, SignaCert delivered comprehensive and affordable compliance verification and continuous monitoring solutions to both enterprise and government customers. One of his earlier successes was as a founder, CEO, and Chairman of WheelGroup Corporation, the creators of the first commercially available intrusion detection system, delivered through its successful sale to Cisco Systems. Earlier in his career, Mr. Jennings led teams at Trident Data Systems and as an officer at the Air Force Information Warfare Center (AFIWC), conducting penetration testing and vulnerability assessments of operational Department of Defense (DoD) networks.

Item 9.01 Financial Statements and Exhibits.

d) The following exhibit is being filed herewith:

Exhibit No.	Exhibit Description

104	Cover Page Interactive Data File (formatted as Inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERYTHING BLOCKCHAIN, INC.

Date: August 1, 2022	By:	/s/ Michael W. Hawkins
Michael W. Hawkins
Chairman of the Board

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